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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68875


                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated December 23, 1998

       and supplemented by Prospectus Supplements dated January 26, 1999,
             February 1, 1999, February 5, 1999, February 26, 1999,
        March 16, 1999, July 9, 1999, October 18, 1999, January 4, 2000,
  January 13, 2000, January 20, 2000, January 31, 2000 and February 9, 2000 of

                         AMERICAN EAGLE OUTFITTERS, INC.

         On February 16, 2000, S.H.D. Investments, LLC ("SHD") sold 10,000 shares of common stock. The shares were sold by SHD in an open market transaction at $26.00 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by SHD of a commission of $.07 per share.


         On February 18, 2000, SHD sold 30,000 shares of common stock. The shares were sold by SHD in an open market transaction as follows: 4,500 shares at $21.00 per share; 500 shares at $21.06 per share; 1,000 shares at $21.13 per share; 19,400 shares at $21.19 per share; 500 shares at $21.25 per share; 3,000 shares at $21.31 per share; and 1,100 shares at $21.44 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by SHD of a commission of $.07 per share. Immediately following these sales, SHD beneficially owned 87,900 shares.

         On February 16, 2000, Slauson Limited Partnership ("Slauson") sold 7,000 shares of common stock. The shares were sold by Slauson in an open market transaction as follows: 2,000 shares at $25.88 per share and 5,000 shares at $26.00 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Slauson of a commission of $.07 per share.

         On February 24, 2000, Slauson sold 10,000 shares of common stock. The shares were sold by Slauson in an open market transaction as follows: 3,000 shares at $21.38 per share; 2,000 shares at $21.94 per share; and 5,000 shares at $21.56 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Slauson of a commission of $.07 per share.

         On February 25, 2000, Slauson sold 32,000 shares of common stock. The shares were sold by Slauson in an open market transaction as follows: 10,000 shares at $21.88 per share; 2,000 shares at $21.94 per share; 3,000 shares at $22.25 per share; 2,000 shares at $22.56 per share; 3,000 shares at $23.00 per share; 5,000 shares at $23.13 per share; 3,000 shares at $23.19 per share; and 4,000 shares at $23.25 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Slauson of a commission of $.07 per share.

         On February 28, 2000, Slauson sold 10,000 shares of common stock. The shares were sold by Slauson in an open market transaction as follows: 6,000 shares at $23.50 per share; 1,000 shares at $23.56 per share; 1,200 shares at $23.63 per share; and 1,800 shares at $23.75 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Slauson of a commission of $.07 per share.

         On February 29, 2000, Slauson sold 22,000 shares of common stock. The shares were sold by Slauson in an open market transaction as follows: 4,000 shares at $25.13 per share; 9,000 shares at $25.06 per share and 9,000 shares at $25.00 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Slauson of a commission of $.07 per share. Immediately following these sales, Slauson beneficially owned 0 shares.

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         On March 6, 2000, the closing price per share on the Nasdaq National
Market was $26.63.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus Supplement is March 7, 2000.